FORM NSAR Q77O Transactions effected pursuant to Rule 10F3 Fidelity Municipal Trust

Fund	Fidelity Municipal Income Fund
Trade Date	4/24/13
Settle Date	5/1/13
Security Name	CA PUB WKS SER E 5% 6/1/28
CUSIP	13068LGH2
Price	113.925
Transaction Value	$ 7,034,868.75
Class Size	$ 203,970,000
% of Offering	3.027%
Underwriter Purchased From	Wells Fargo Securities
Underwriting Members: (1)	Wells Fargo Securities
Underwriting Members: (2)	De La Rosa & Co.
Underwriting Members: (3)	Alamo Capital
Underwriting Members: (4)	Academy Securities
Underwriting Members: (5)	Blaylock Robert Van, LLC
Underwriting Members: (6)	Cabrera Capital Markets, LLC
Underwriting Members: (7)	Fidelity Capital Markets
Underwriting Members: (8)	Goldman, Sachs & Co.
Underwriting Members: (9)	Great Pacific Securities
Underwriting Members: (10)	Loop Capital Markets
Underwriting Members: (11)	Piper Jaffray
Underwriting Members: (12)	Ramirez & Co., Inc.
Underwriting Members: (13)	Stifel
Underwriting Members: (14)	Wedbush Morgan Securities
Underwriting Members: (15)	William Blair & Company, LLC